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Exhibit 10.10

[IKANOS COMMUNICATIONS LETTERHEAD]

October 8, 2003

Derek Obata
2892 Sanderling Drive
Fremont, CA 94555

Dear Derek,

        I am pleased to offer you a position with Ikanos Communications (the "Company") as Vice President of Sales, Asia-Pacific, reporting directly to me commencing on Monday, October 13th, 2003 based in Fremont. In this position you will have responsibility for the management and leadership of all sales efforts, design wins and revenue generation at Ikanos in the Asia-Pacific region. In addition, as an active member of the senior team we will expect you to demonstrate significant responsibility in guiding and developing the company for success in all areas.

        Your initial base salary will be $150,000 per year, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. In addition, the company will pay you a bonus of $100,000 on a quarterly basis. The first quarter's bonus is guaranteed, the remaining 3 quarters are contingent on achieving certain goals and objectives. These objectives will be defined jointly between yourself and me shortly after you start at Ikanos Communications. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company.

        We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase 1,022,316 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. You will be eligible to early exercise these options under 83(b) section of the IRS code. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. In the event of a change of control of the Company in which your responsibilities are significantly changed or diminished, one-fourth of your unvested options shall vest immediately.

        You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, or for no reason.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

        As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which will be included in a handbook that the company will soon complete and distribute. You will be expected to sign and comply with an Employment, Confidential Information,

Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by myself and by you.

        I very much look forward to working with you at Ikanos Communication and with your contribution building a highly successful company together.

Sincerely,

/s/ RAJESH VASHIST Rajesh Vashist President and CEO

ACCEPTED AND AGREED TO this 12 day of October, 2003

/s/ DEREK OBATA Derek Obata

Enclosures:	1.	Duplicate Original Letter
	2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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  Exhibit 10.10